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                                                                    EXHIBIT 99.1

                               ESSEF CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE SPECIAL MEETING OF SHAREHOLDERS - AUGUST 6, 1999

The undersigned hereby appoints Ralph T. King, Thomas B. Waldin and Mary Ann Jorgenson, and each of them, attorneys and proxies to attend and represent the undersigned at the special meeting of shareholders of ESSEF Corporation to be held at the office of the corporation, 220 Park Drive, Chardon, Ohio on Friday, August 6, 1999 at 10:00 o'clock a.m. eastern standard time and at all adjournments thereof, with full power of substitution and full authority to vote all common shares of ESSEF Corporation which the undersigned, if personally present, would be entitled to vote:

1. FOR the approval and adoption of the Agreement and Plan of Merger by and among Pentair, Inc., Northstar Acquisition Company and Essef Corporation.

2. At their discretion, on the transaction of any other business or matters that may properly be brought before the meeting or any postponements or adjournments thereof.

THIS PROXY WILL BE VOTED ACCORDING TO INSTRUCTIONS AS MARKED. UNLESS A CONTRARY INSTRUCTION IS MARKED IT WILL BE VOTED FOR ALL PROPOSALS.


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     PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEARD HEREON INDICATING, WHEN
     APPROPRIATE, COMPANY AND OFFICIAL POSITION OR REPRESENTATIVE CAPACITY. IF SHARES ARE HELD IN JOINT NAMES BOTH PARTIES MUST SIGN.


DATE:               , 1999.
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         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE
                               ENVELOPE ENCLOSED.